EXHIBIT 4.5


                                ESCROW AGREEMENT


                  THIS ESCROW AGREEMENT is made and entered into as of the ___ day of _______, 2002, among Taylor Investment Corporation, a Minnesota corporation (the "Company"), Dougherty & Company LLC, a Minnesota limited liability company ("Managing Agent"), and [M&I BANK], a [MINNESOTA] banking corporation (the "Escrow Agent").

                  WHEREAS, the Company intends to publicly offer (the "Offering") a minimum of $1,500,000 and a maximum of $6,000,000 of its Senior Subordinated Adjustable Rate Notes (the "Notes"); and

                  WHEREAS, it has been determined that the proceeds to be received from the Offering should be placed in escrow until such time as the conditions precedent for release of such funds (as set forth below) have been met; and

                  WHEREAS, the Escrow Agent is willing to accept appointment as escrow agent for only the expressed duties, terms and conditions outlined herein.

                  NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows:

                1. PROCEEDS TO BE ESCROWED. All funds received from investors prior to the closing of the Offering in payment for the Notes will be deposited with or wired to the Escrow Agent and shall be retained in an escrow account by the Escrow Agent and invested as stated herein. During the term of this Agreement, the Company shall cause all checks received by and made payable to it in payment for the Notes to be endorsed in favor of the Taylor Investment Corporation Escrow Account.

                In the event that any checks deposited in the escrow account prove uncollectible after the funds represented thereby have been released by the Escrow Agent to the Company, then the Company shall promptly reimburse the Escrow Agent for the face amount of any such checks and all costs incurred in connection with such checks, and the Escrow Agent shall deliver the returned checks to the Company.

                  2. IDENTITY OF INVESTORS. The Managing Agent shall furnish to the Escrow Agent with each delivery of funds, as provided in Section 1 hereof, a list of the persons who have paid money for the purchase of the Notes showing the name, address, amount of Notes subscribed for and the amount of money paid. All proceeds so deposited shall remain the property of the investors and shall not be subject to any liens or charges by the Company, the Escrow Agent, or

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judgments or creditors' claims against the Company, until released to the
Company as hereinafter provided. The Escrow Agent will not use the information provided to it by the Company for any purpose other than to fulfill its obligations as Escrow Agent. Regardless, the Escrow Agent will treat this information as confidential.

                  3. DISBURSEMENT OF FUNDS. From time to time, and at the end of the third business day following the Termination Date (as defined in Section 4 hereof), the Escrow Agent shall notify the Company of the amount of investors' funds received hereunder. Provided that the Company and the Managing Agent deliver a written notice, signed by their duly authorized officers, stating that the Company and the Managing Agent are otherwise prepared for a closing of the Offering, then the Escrow Agent shall pay out the escrowed funds and all earnings thereon when and as directed by the Company and the Managing Agent. If the Offering has not been sold prior to the Termination Date, the Escrow Agent shall, within a reasonable time following the Termination Date, but in no event more than 30 days thereafter, refund to each of the investors at the address appearing on the list of investors, or at such other address as shall be furnished to the Escrow Agent by an investor in writing, all sums paid by the investors for the Notes, including accrued interest, and shall then notify the Company and the Managing Agent in writing of such refunds.

                  4. TERM OF ESCROW. The "Termination Date" shall be the earlier of _______, 2002 (subject to extension as agreed to by the Company and the Managing Agent); or (ii) the date the Escrow Agent receives written notice from the Company and the Managing Agent that they are abandoning the sale of the Notes, subject to Section 3. In all events this Agreement shall terminate upon the one-year anniversary from the date hereof.

                  5. DUTY AND LIABILITY OF THE ESCROW AGENT. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive escrowed funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether the Company is complying with requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of the Notes. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified by the Company to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

                  6. ESCROW AGENT'S FEE. The Escrow Agent shall be entitled to _____________ Dollars ($______) as total compensation for its services rendered pursuant to the terms hereof, which compensation shall be paid by the Company. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of


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funds under this Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys' fees, occasioned by any delay, controversy, litigation or event, and all of the foregoing shall be recoverable from the Company.

                  7. INVESTMENT OF PROCEEDS. All funds held by the Escrow Agent pursuant to this Agreement shall constitute trust property for the purposes for which they are held. The Escrow Agent shall invest all funds received from investors in an interest bearing account, with all such interest being payable to the investors who have tendered subscriptions for Notes, which payment shall be made simultaneously with any disbursement of the escrowed funds referenced in
Section 3 above.

                  8. ISSUANCE OF CERTIFICATES. Until the terms of this Agreement with respect to the Notes have been met and the funds hereunder received from subscriptions for the Notes have been released to the Company, the Company may not issue any certificates or other evidence of the Notes.

                  9. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission,
(c) on the day after delivery to Federal Express or similar overnight courier or the express mail service maintained by the United States Postal Service, or
(d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

IF TO THE COMPANY:
         Taylor Investment Corporation
         43 Main Street, Southeast, Suite 506
         Minneapolis, Minnesota 55414
         Phone (612) 331-6929
         Attn. Mr. Philip Taylor


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IF TO THE MANAGING AGENT:
         Mr. Scott Zibley
         Dougherty & Company LLC
         90 South Seventh Street
         Suite 4400
         Minneapolis, MN 55402-4115
         Phone (612) 317-2042


IF TO THE ESCROW AGENT:
         [NAME]
         [ADDRESS]
         [ADDRESS]
         Minneapolis, Minnesota [ZIP]
         Phone (612) [PHONE NUMBER]

Wires to the Escrow Agent should be directed to the following:

         ________________________
         Minneapolis, Minnesota
         ABA No. ___________________
         For further credit to _______________________

         For credit to: Taylor Investment Corporation, account no. ___________.

Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

                  10. INDEMNIFICATION OF ESCROW AGENT: The Company hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

                  11. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect.

                  12. GOVERNING LAW; JURISDICTION. This Agreement shall be construed, performed, and enforced in accordance with, and governed by, the internal laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of any United States District Court for the District of Minnesota located in Hennepin County, Minnesota.


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                  13. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

                  14. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

                  15. ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

                  16. SECTION HEADINGS. The Section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

                  18. TIME OF ESSENCE. Time is of the essence of this Agreement.

                  19. RESIGNATION. The Escrow Agent may resign upon 30 days advance written notice to the Company and the Managing Agent. If a successor escrow agent is not appointed within the 30-day period following such notice, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed the day and year first set forth above.

         TAYLOR INVESTMENT CORPORATION

                  By:
                       -------------------------------------
                  Its:
                       -------------------------------------

         DOUGHERTY & COMPANY LLC

                  By:
                       -------------------------------------
                  Its:
                       -------------------------------------


         [M&I BANK]

                  By:
                       -------------------------------------
                  Its:
                       -------------------------------------


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